CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Healthcare Trust
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust Reports Second Quarter 2012 Results and Announces Completion of

$151 Million in New Acquisitions During the Quarter

New York, New York, August 6, 2012 – American Realty Capital Healthcare Trust, Inc. (“ARCHT” or the “Company”) announced today that modified funds from operations (“MFFO”), as defined by the Investment Program Association (“IPA”), for the quarter ended June 30, 2012 increased approximately 85.7% to $2.6 million from $1.4 million for the quarter ended March 31, 2012. (See non-GAAP tabular reconciliations and accompanying notes contained within this release for additional information.)

“American Realty Capital Healthcare Trust continues to execute on our focused business plan of building a balanced and diversified portfolio of high quality healthcare assets,” said Thomas P. D’Arcy, Chief Executive Officer of American Realty Capital Healthcare Advisors, LLC. “During the quarter, we broadened our tenant relationships and increased our geographic diversity by adding high quality national and regional healthcare operators to our tenant roster. Currently, over half of our tenancy is owned or affiliated with healthcare providers that have received an investment grade credit rating by one of the three major rating agencies.”

D’Arcy further added that, “One of the key strategic objectives of the Company has been to build a strong and durable income stream to support distributions to our stockholders. In pursuit of this objective, the portfolio today is comprised of well-designed modern healthcare facilities with a weighted average age of approximately six years where efficient health care services can be expected to be delivered for a long time to come. The composition and duration of our leases also reflect this goal, as more than 70% of the leases within the portfolio do not expire until after 2020. As we move forward we will continue to take advantage of the compelling opportunities we see in the marketplace, underpinned by the rising demand for healthcare services, by continuing to acquire newer healthcare facilities with leading health systems while maintaining our strong and flexible balance sheet.”

Second Quarter 2012 and Subsequent Events Highlights

-	For the quarter ended June 30, 2012, the Company acquired 12 properties, which were 98.4% leased on a weighted average basis, containing 526,592 rentable square feet for an aggregate purchase price of $151.5 million. These properties have a remaining lease term of 13.1 years and were purchased at a capitalization rate of 8.8%. As of June 30, 2012, the Company owned a total of 31 properties, which were 97.2% leased on a weighted average basis, containing 1.2 million square feet for an aggregate purchase price of $346.7 million. These properties have a remaining lease term of 12.5 years and an aggregate capitalization rate of 8.8% (The capitalization rates are calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursements less estimated property operating costs by base purchase price).
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For the quarter ended June 30, 2012, the Company generated revenues of $6.9 million (calculated in accordance with generally accepted accounting principles (“GAAP”)) compared to $4.7 million for the first quarter ended March 31, 2012.

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On May 25, 2012, the Company entered into a $50.0 million revolving credit facility with KeyBank National Association. The credit facility contains an “accordion” feature to allow the Company, under certain circumstances, to increase the aggregate commitments under the credit facility to a maximum of $250.0 million. The credit facility has a term of 36 months, subject to the Company’s right to a 12-month extension.

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For the quarter ended June 30, 2012, the Company’s secured debt leverage ratio (secured mortgage notes payable divided by base purchase price) was reduced to 39.2% from 59.3% at March 31, 2012. The Company currently has $40.0 million of borrowing capacity under its credit facility. During the quarter three properties were financed for a total of $20.0 million with a weighted average interest rate of 4.73% and average weighted maturity of 3.6 years.

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On July 26, 2012, the Company closed the acquisition of three medical office buildings located in Wisconsin. The properties are 100% leased to subsidiaries of Aurora Healthcare, Inc. with a guarantee from the parent entity. The properties contain 226,046 rentable square feet and provide urgent care clinic, pharmacy, clinical, rehabilitation and physical therapy services. The leases have original lease terms of 15 years with 9.4 years remaining at acquisition on a weighted average basis. The leases contain 6.0% fixed rental escalations every three years during the initial term and three renewal options of five years each. The contract purchase price of the properties was $63.0 million at a capitalization rate of 8.0% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursements less estimated property operating costs by the base purchase price).

-	Including the acquisition of the Aurora assets, as of August 6, 2012, the aggregate portfolio consists of 34 properties with a base purchase price of $409.7 million. The portfolio is comprised of 1.4 million rentable square feet, which is 97.6% leased, with a weighted average remaining lease term of 12.0 years and a capitalization rate (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursements less estimated property operating costs by base purchase price) of 8.7%.

Portfolio Comparison – June 30, 2012 to August 6, 2012

	December 31,	August 6,
	2011	2012
Number of properties	12	34

Property type:
Medical office building	8	26
Hospital	3	6
Skilled nursing facility	1	2
Total	12	34

Base purchase price (in thousands)	$164,485	$409,730
Square feet	522,407	1,377,695
Occupancy	96.8%	97.6%
Number of states	6	16

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DISTRIBUTIONS

On December 10, 2011, our board of directors authorized, and we declared, an increase in the distribution rate, which is calculated based on stockholders of record each day during the applicable period at a rate of $0.00186301370 per day, or $0.68 annually per share of common stock, beginning January 1, 2012. Our distributions are payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month.

During the six months ended June 30, 2012, distributions paid to common stockholders totaled $3.9 million, inclusive of $1.7 million of distributions issued under the distribution reinvestment plan (“DRIP”).  Distribution payments are dependent on the availability of funds.  Our board of directors may reduce the amount of distributions paid or suspend distribution payments at any time and therefore distribution payments are not assured.

During the three and six months ended June 30, 2012, cash used to pay our distributions was primarily generated from cash flows from operations and shares issued under the DRIP.  We have continued to pay distributions to our stockholders each month since our initial distribution payment in August 2011. There is no assurance that we will continue to declare, or pay distributions at this rate.

The following table shows the sources for the payment of distributions to common stockholders:

	Three Months Ended				Six Months Ended
	March 31, 2012		June 30, 2012		June 30, 2012
(In thousands)		Percentage of Distributions		Percentage of Distributions		Percentage of Distributions
Distributions:
Distributions paid in cash	$726		$1,407		$2,133
Distributions reinvested	580		1,164		1,744
Total distributions	$1,306		$2,571		$3,877

Source of distribution coverage:
Cash flows provided by operations (1)	$726	55.6%	$1,407	54.7%	$2,133	55.0%
Proceeds from issuance of common stock	—	—%	—	—%	—	—%
Common stock issued under the DRIP / offering proceeds	580	44.4%	1,164	45.3%	1,744	45.0%
Proceeds from financings	—	—%	—	—%	—	—%
Total sources of distribution coverage	$1,306	100.0%	$2,571	100.0%	$3,877	100.0%

Cash flows provided by operations (GAAP basis)	$851		$1,757		$2,608

Net loss attributable to stockholders (in accordance with GAAP)	$(1,424)		$(3,456)		$(4,880)

(1)	Cash flows provided by operations for the three months ended March 31, 2012 and June 30, 2012 and the six months ended June 30, 2012 include acquisition and transaction related expenses of $0.7 million, $2.8 million, and $3.5 million, respectively.
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The following table compares cumulative distributions paid to cumulative net loss (in accordance with GAAP) for the period from August 23, 2010 (date of inception) through June 30, 2012:

For the Period from August 23, 2010 (date of inception) to
(In thousands)	June 30, 2012
Distributions paid:
Common stockholders in cash	$2,509
Common stockholders pursuant to DRIP/offering proceeds	2,043
Total distributions paid	$4,552

Reconciliation of net loss:
Revenues	$14,896
Acquisition and transaction-related	(6,909)
Depreciation and amortization	(8,078)
Other operating expenses	(4,273)
Other non-operating expenses	(4,656)
Net income attributable to non-controlling interests	54
Net loss attributable to stockholders (in accordance with GAAP) (1)	$(8,966)

(1)	Net loss as defined by GAAP includes the non-cash impact of depreciation and amortization expense as well as costs incurred relating to acquisitions and related transactions.
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AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

CONSOLIDATED SUMMARY BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Total real estate investments, net	$339,774	$163,433
Cash	2,171	5,038
Restricted cash	72	32
Prepaid expenses and other assets	4,172	1,155
Deferred costs, net	4,175	2,657
Total assets	$350,364	$172,315

LIABILITIES AND EQUITY
Mortgage notes payable	$135,757	$110,721
Revolving credit facility	22,000	—
Note payable	2,500	2,500
Below-market lease liabilities, net	1,348	543
Derivatives, at fair value	545	246
Accounts payable and accrued expenses	3,010	3,972
Deferred rent and other liabilities	1,216	161
Distributions payable	1,180	347
Total liabilities	167,556	118,490
Common stock	227	70
Additional paid-in capital	193,621	56,997
Accumulated other comprehensive loss	(545)	(246)
Accumulated deficit	(14,698)	(5,108)
Total stockholders’ equity	178,605	51,713
Non-controlling interests	4,203	2,112
Total equity	182,808	53,825
Total liabilities and equity	$350,364	$172,315

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AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Rental income	$5,822	$12	$9,727	$12
Operating expense reimbursements	1,053	—	1,855	—
Total revenues	6,875	12	11,582	12
Operating expenses:
Property operating	1,130	—	1,909	—
Operating fees to affiliate	383	—	616	—
Acquisition and transaction related	2,822	160	3,494	160
General and administrative	204	126	455	162
Depreciation and amortization	3,905	—	6,543	—
Total operating expenses	8,444	286	13,017	322
Operating loss	(1,569)	(274)	(1,435)	(310)
Other income (expenses):
Interest expense	(1,886)	(3)	(3,478)	(3)
Other income	8	—	11	—
Total other expense	(1,878)	(3)	(3,467)	(3)
Net loss	(3,447)	(277)	(4,902)	(313)
Net loss (income) attributable to non-controlling interests	(9)	—	22	—
Net loss attributable to stockholders	(3,456)	(277)	(4,880)	(313)

Other comprehensive loss:
Designated derivatives, fair value adjustment	(312)	—	(299)	—
Comprehensive loss attributable to stockholders	$(3,768)	$(277)	$(5,179)	$(313)

Basic and diluted weighted average shares outstanding	18,017,661	230,133	13,880,301	125,647
Basic and diluted net loss per share attributable to stockholders	$(0.19)	$(1.20)	$(0.35)	$(2.49)

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American Realty Capital Healthcare Trust, Inc.

Non-GAAP Measures – Funds from Operations and Modified Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts ("NAREIT"), an industry trade group, has promulgated a measure known as funds from operations ("FFO"), which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to our net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004 (the "White Paper"). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment write-downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or is requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. Additionally, we believe it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions which can change over time. An asset will only be evaluated for impairment if certain impairment indications exist and if the carrying, or book value, exceeds the total estimated undiscounted future cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) from such asset. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges.

Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization and impairments, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. However, FFO and MFFO, as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

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Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that were put into effect in 2009 and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT’s definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses for all industries as items that are expensed under GAAP, that are typically accounted for as operating expenses. Management believes these fees and expenses do not affect our overall long-term operating performance. Publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start up entities may also experience significant acquisition activity during their initial years, we believe that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases. As disclosed in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, we will use the proceeds raised in our ongoing initial public offering (“IPO”) to acquire properties, and intend to begin the process of achieving a liquidity event (i.e., listing of our common stock on a national exchange, a merger or sale or another similar transaction) within three to five years of the completion of our IPO. Thus, we will not continuously purchase assets and will have a limited life. Due to the above factors and other unique features of publicly registered, non-listed REITs, the Investment Program Association (“IPA”), an industry trade group, has standardized a measure known as MFFO, which the IPA has recommended as a supplemental measure for publicly registered non-listed REITs and which we believe to be another appropriate supplemental measure to reflect the operating performance of a non-listed REIT having the characteristics described above. MFFO is not equivalent to our net income or loss as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate with a limited life and targeted exit strategy, as currently intended. We believe that, because MFFO excludes costs that we consider more reflective of investing activities and other non-operating items included in FFO and also excludes acquisition fees and expenses that affect our operations only in periods in which properties are acquired, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring our properties and once our portfolio is in place. As disclosed in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, by providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance after our IPO has been completed and our properties have been acquired. We also believe that MFFO is a recognized measure of sustainable operating performance by the non-listed REIT industry. Further, as disclosed in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, we believe MFFO is useful in comparing the sustainability of our operating performance after our IPO and acquisitions are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. As disclosed in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, investors are cautioned that MFFO should only be used to assess the sustainability of our operating performance after our offering has been completed and properties have been acquired, as it excludes acquisition costs that have a negative effect on our operating performance during the periods in which properties are acquired.

We define MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice Guideline, issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, nonrecurring unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income in calculating the cash flows provided by operating activities and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized. While we are responsible for managing interest rate, hedge and foreign exchange risk, we do retain an outside consultant to review all our hedging agreements. Inasmuch as interest rate hedges are not a fundamental part of our operations, we believe it is appropriate to exclude such non-recurring gains and losses in calculating MFFO; as such gains and losses are not reflective of on-going operations.

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Our MFFO calculation complies with the IPA’s Practice Guideline described above. In calculating MFFO, we exclude acquisition related expenses, amortization of above and below market leases, fair value adjustments of derivative financial instruments, deferred rent receivables and the adjustments of such items related to noncontrolling interests. Under GAAP, acquisition fees and expenses are characterized as operating expenses in determining operating net income. These expenses are paid in cash, and therefore such funds will not be available to distribute to investors. All paid and accrued acquisition fees and expenses negatively impact our operating performance during the period in which properties are acquired and will have negative effects on returns to investors, the potential for future distributions, and cash flows generated, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property. Therefore, MFFO may not be an accurate indicator of our operating performance, especially during periods in which properties are being acquired. MFFO that excludes such costs and expenses would only be comparable to non-listed REITs that have completed their acquisition activities and have similar operating characteristics. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities. In addition, we view fair value adjustments of derivatives and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of on-going operations and are therefore typically adjusted for when assessing operating performance. As disclosed elsewhere in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, the purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our business plan to generate operational income and cash flows in order to make distributions to investors. As disclosed in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, acquisition fees and expenses will not be reimbursed by our advisor if there are no further proceeds from the sale of shares in our IPO, and therefore such fees and expenses will need to be paid from either additional debt, operational earnings or cash flows, net proceeds from the sale of properties or from ancillary cash flows.

Our management uses MFFO and the adjustments used to calculate it in order to evaluate our performance against other non-listed REITs which have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate in this manner. We believe that our use of MFFO and the adjustments used to calculate it allows us to present our performance in a manner that reflects certain characteristics that are unique to non-listed REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence that the use of such measures is useful to investors. For example, as disclosed in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, acquisition costs are funded from the proceeds of our IPO and other financing sources and not from operations. By excluding expensed acquisition costs, the use of MFFO provides information consistent with management’s analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe MFFO provides useful supplemental information.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations as an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with other GAAP measurements as an indication of our performance. As disclosed in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is a stated value and there is no net asset value determination during our offering stage and for a period thereafter. As disclosed in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after our offering and acquisition stages are complete and net asset value is disclosed. FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO or MFFO.

Neither the Securities and Exchange Commission (“SEC”), NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry and we would have to adjust our calculation and characterization of FFO or MFFO.

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The below table reflects the items deducted or added to net loss in our calculation of FFO and MFFO for the periods presented. Items are presented net of non-controlling interest portions where applicable.

	Three Months Ended		Six Months Ended
(In thousands)	March 31, 2012	June 30, 2012	June 30, 2012
Net loss attributable to stockholders (in accordance with GAAP)	$(1,424)	$(3,456)	$(4,880)
Depreciation and amortization	2,536	3,781	6,317
FFO	1,112	325	1,437
Acquisition fees and expenses (1)	631	2,822	3,453
Amortization of above or below market leases and liabilities (2)	82	84	166
Straight-line rent (3)	(422)	(583)	(1,005)
MFFO	$1,403	$2,648	$4,051

_________________

(1)	In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for non-listed REITs that have completed their acquisition activity and have other similar operating characteristics. By excluding expensed acquisition costs, management believes MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments to our advisor or third parties. Acquisition fees and expenses under GAAP are considered operating expenses and as expenses included in the determination of net income and income from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to the property.

(2)	Under GAAP, certain intangibles are accounted for at cost and reviewed at least annually for impairment, and certain intangibles are assumed to diminish predictably in value over time and amortized, similar to depreciation and amortization of other real estate related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, management believes that by excluding charges relating to amortization of these intangibles, MFFO provides useful supplemental information on the performance of the real estate.

(3)	Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments), MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments, providing insight on the contractual cash flows of such lease terms and debt investments, and aligns results with management’s analysis of operating performance.

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ARCHT is a publicly registered, non-traded real estate investment program.

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements ARCHT makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; and other factors, many of which are beyond our control, including other factors included in our reports filed with the SEC, particularly in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of ARCHT’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, each as filed with the SEC, as such Risk Factors may be updated from time to time in subsequent reports. ARCHT does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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